                                                   RULE 424(b)(3) PROSPECTUS
                                                   REGISTRATION NO. 333-24679


                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 15, 1997

                                 340,827 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock
                           (Par Value $.01 Per Share)
                         ------------------------------


         The Supplement, dated November 18, 1997 (the "Supplement"), to the Prospectus, dated April 15, 1997 (the "Prospectus"), relates to the issuance of 340,827 shares of common stock, par value $.01 per share (the "Common Stock"), of Performance Food Group Company (the "Company"), as a portion of the consideration for the acquisition of AFI Food Service Distributors, Inc. ("AFI") by the Company pursuant to an Agreement and Plan of Merger (the "Agreement") dated August 22, 1997, by and among the Company, AFI Acquisition, Inc., AFI and all the shareholders of AFI, and as a portion of the consideration for the acquisition of an additional five percent interest in Alliance Foodservice, Inc., an affiliate of AFI, pursuant to a Stock Purchase Agreement dated October 17, 1997, between AFI and Charles Cuomo.

         The shares of Common Stock issued in connection with the Agreement were registered in the names of the Allan Spinner, Jules Slotnick, David Liebman, Steven Spinner, Robert Slotnick, Spinner S-Trust, Slotnick S-Trust and Charles Cuomo (collectively, the "Shareholders"). The Shareholders may offer and sell such shares of Common Stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the Prospectus.

                The date of this Supplement is November 18, 1997.